Exhibit 99(a)

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 11-K

(Mark One)
[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                  For the fiscal year ended: December 31, 1995
                                             -----------------
                                       OR

[    ]       TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
             EXCHANGE  ACT OF 1934  [NO FEE REQUIRED]

                   For the transition period from_____ to_____
                         Commission file number: 1-5442
                                                -------

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         General Instrument Corporation
                         ------------------------------
             (Exact name of registrant as specified in its charter)

              Delaware                                           13-3575653
     -------------------------------                        -------------------
     (State or other jurisdiction of                        (I.R.S. Employer
       incorporation or organization)                        Identification No.)

               8770 West Bryn Mawr Avenue Chicago, Illinois 60631
               --------------------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (312) 695-1000
                                 --------------
              (Registrant's telephone number, including area code)

                         GENERAL INSTRUMENT CORPORATION
                                  SAVINGS PLAN

                    Financial Statements as of and for the
                    Years Ended December 31, 1995 and 1994,
                    Supplemental Schedules as of and for the Year Ended December 31, 1995, and
                    Independent Auditors' Report

GENERAL INSTRUMENT CORPORATION SAVINGS PLAN


TABLE OF CONTENTS
- -------------------------------------------------------------------------------


                                                                          Page

INDEPENDENT AUDITORS' REPORT                                               1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits as of
     December 31, 1995 and 1994, with Supplemental Fund Information       2-3

   Statements  of Changes in Net Assets  Available  for  Benefits
     for the Years Ended December 31, 1995 and 1994, with
     Supplemental Fund Information                                        4-5

   Notes to Financial Statements for the Years Ended
     December 31, 1995 and 1994                                           6-11

SUPPLEMENTAL SCHEDULES:

   Item 27a - Schedule of Assets Held for Investment Purposes
     as of December 31, 1995                                               12

   Item 27d - Schedule of Reportable Transactions for the
     Year Ended December 31, 1995                                          13

INDEPENDENT AUDITORS' CONSENT

Note: Supplemental Schedules are included for filing with the Annual Return on Form 5500. Supplemental Schedules not included herein are omitted due to the absence of conditions under which they would be required.

INDEPENDENT AUDITORS' REPORT


Administrative Committee
General Instrument Corporation Savings Plan

We have audited the accompanying statements of net assets available for benefits of General Instrument Corporation Savings Plan (the "Plan") as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's Administrative Committee. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly in all material respects, the net assets available for benefits of the Plan as of December 31, 1995 and 1994, and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets held for investment purposes as of December 31, 1995 and (2) reportable transactions for the year ended December 31, 1995 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information by fund as of December 31, 1995 and 1994, and for the years then ended, is presented for the purpose of additional analysis of the basic financial statements rather than to present information regarding the net assets available for benefits and changes in net assets available for benefits of the individual funds, and is not a required part of the basic financial statements. The supplemental schedules and fund information are the responsibility of the Plan's Administrative Committee. Such supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.



/S/ Deloitte & Touche LLP
- -------------------------
Deloitte & Touche LLP


June 19, 1996


GENERAL INSTRUMENT CORPORATION SAVINGS PLAN


STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH SUPPLEMENTAL FUND
INFORMATION AS OF DECEMBER 31, 1995
- --------------------------------------------------------------------------------

PART 1 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH

                                General                                                                                    Vanguard
                              Instrument   Vanguard                 Vanguard                                    Vanguard   Intern-
                             Corporation  Investment                  Index     VMMR -     VFISF -   Vanguard      U.S.    ational
                                Common     Contract   Wellington   Trust - 500  Federal     GNMA        STAR     Growth     Growth
                              Stock Fund     Trust        Fund      Portfolio  Portfolio  Portfolio     Fund    Portfolio  Portfolio
                               ----------   ---------  ----------  ----------  ---------  ---------  ---------  ---------  ---------

ASSETS:
  Investments, at fair value:
    Company common stock
      and temporary cash .... $14,363,809 $       --  $       --  $       --  $      --  $      --  $      --  $      --  $      --
    Common/collective trust .         --    6,551,207         --          --         --         --         --         --         --
    Shares of registered
      investment company ....         --          --   11,724,173  10,783,610  7,948,955  4,138,902  1,343,678  1,586,152  1,802,793
    Participant loans .......         --          --          --          --         --         --         --         --         --
  Loans receivable                 11,422       5,363       9,187       7,498      6,510      3,187      1,042      1,552      1,756
  Contributions receivable:
    Employees ...............      81,766      42,791     107,414     133,348     50,128     36,095     32,662     49,644     42,358
    Employer ................     217,602         --          --          --         --         --         --         --         --
                               ----------   ---------  ----------  ----------  ---------  ---------  ---------  ---------  ---------
           Total assets .....  14,674,599   6,599,361  11,840,774  10,924,456  8,005,593  4,178,184  1,377,382  1,637,348  1,846,907


LIABILITIES:
  Accrued liabilities               3,355       3,355       3,355       3,355      3,355      3,355      3,355      3,355      3,355
                              ----------- ----------- ----------- ----------- ---------- ---------- ---------- ---------- ----------
NET ASSETS AVAILABLE
  FOR BENEFITS .............. $14,671,244 $ 6,596,006 $11,837,419 $10,921,101 $8,002,238 $4,174,829 $1,374,027 $1,633,993 $1,843,552
                              =========== =========== =========== =========== ========== ========== ========== ========== ==========

See notes to financial statements.

PART 2 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH

                                                        Loan
                                                        Fund             Total
                                                  -----------        -----------

ASSETS:
Investments, at fair value:
Company common stock
and temporary cash .......................        $      --          $14,363,809
Common/collective trust ..................               --            6,551,207
Shares of registered
investment company .......................               --           39,328,263
Participant loans ........................          1,707,980          1,707,980
Loans receivable .........................               --               47,517
Contributions receivable:
Employees ................................               --              576,206
Employer .................................               --              217,602
                                                  -----------        -----------

Total assets .............................          1,707,980         62,792,584

LIABILITIES:
Accrued liabilities ......................               --               30,195
                                                  -----------        -----------

NET ASSETS AVAILABLE
FOR BENEFITS .............................        $ 1,707,980        $62,762,389
                                                  ===========        ===========
See notes to financial statements.


GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS, WITH SUPPLEMENTAL FUND
INFORMATION AS OF DECEMBER 31, 1994
- --------------------------------------------------------------------------------
PART 1 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH

                              General                                                                                      Vanguard
                             Instrument   Vanguard               Vanguard                                       Vanguard    Intern-
                            Corporation  Investment                Index       VMMR -      VFISF -    Vanguard     U.S.     ational
                               Common     Contract   Wellington Trust - 500    Federal      GNMA        STAR     Growth     Growth
                             Stock Fund     Trust        Fund     Portfolio   Portfolio   Portfolio     Fund    Portfolio  Portfolio
                             ----------   ---------   ---------   ---------   ---------   ---------    -------   -------   ---------
ASSETS:
Investments, at fair value:
Company common stock
and temporary cash ........ $13,036,895 $       --  $       --  $       --  $       --  $       --  $      --  $     --  $       --
Common/collective trust ...         --    6,697,621         --          --          --          --         --        --          --
Shares of registered
investment company ........         --          --    8,727,391   7,350,425   8,435,460   3,740,274    827,482   656,447   1,414,238
Participant loans .........         --          --          --          --          --          --         --        --          --
Loans receivable ..........       8,835       4,601       8,038       6,819       5,307       3,623        732       849         933
Contributions receivable:
Employees .................      56,688      45,830     105,345     107,079      57,694      41,709     23,535    21,359      31,538
Employer ..................     184,004         --          --          --          --          --         --        --          --
                             ----------   ---------   ---------   ---------   ---------   ---------    -------   -------   ---------

Total assets ..............  13,286,422   6,748,052   8,840,774   7,464,323   8,498,461   3,785,606    851,749   678,655   1,446,709

LIABILITIES:
Accrued liabilities               3,278       3,278       3,278       3,278       3,278       3,278      3,278     3,278       3,278
                             ----------   ---------   ---------   ---------   ---------   ---------    -------   -------   ---------

NET ASSETS AVAILABLE
FOR BENEFITS .............. $13,283,144 $ 6,744,774 $ 8,837,496 $ 7,461,045 $ 8,495,183 $ 3,782,328 $  848,471 $ 675,377 $ 1,443,431
                            =========== =========== =========== =========== =========== =========== ========== ========= ===========


See notes to financial statements.



PART 2 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH
                                                     Loan
                                                     Fund               Total
                                                  -----------        -----------

ASSETS:
Investments, at fair value:
Company common stock
and temporary cash .......................        $      --          $13,036,895
Common/collective trust ..................               --            6,697,621
Shares of registered
investment company .......................               --           31,151,717
Participant loans ........................          1,318,416          1,318,416
Loans receivable .........................               --               39,737
Contributions receivable:
Employees ................................               --              490,777
Employer .................................               --              184,004
                                                  -----------        -----------

Total assets .............................          1,318,416         52,919,167

LIABILITIES:
Accrued liabilities ......................               --               29,502
                                                  -----------        -----------

NET ASSETS AVAILABLE
FOR BENEFITS .............................        $ 1,318,416        $52,889,665
                                                  ===========        ===========


See notes to financial statements.



GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH SUPPLEMENTAL
FUND INFORMATION
YEAR ENDED DECEMBER 31, 1995
- --------------------------------------------------------------------------------
PART 1 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH


                                General
                               Instrument  Vanguard               Vanguard                                    Vanguard   Vanguard
                              Corporation Investment                Index      VMMR -   VFISF -     Vanguard    U.S.   International
                                 Common     Contract Wellington Trust - 500   Federal     GNMA        STAR     Growth     Growth
                               Stock Fund     Trust     Fund      Portfolio  Portfolio  Portfolio     Fund    Portfolio  Portfolio
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

CONTRIBUTIONS:
Employees ....................$   772,548 $  522,998 $ 1,284,060 $ 1,407,447 $  658,698 $  483,932 $  332,356 $  430,433 $  433,715
Employer .....................  2,351,509       --          --          --         --         --         --         --         --
Other ........................    229,582    273,735     263,820     349,553    138,511     92,346     99,440    201,916    122,847
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Net contributions ............  3,353,639    796,733   1,547,880   1,757,000    797,209    576,278    431,796    632,349    556,562
                              ----------- ---------- -----------  ---------- ---------- ---------- ---------- ---------- ----------

INVESTMENT INCOME:
Interest .....................       --         --          --          --         --         --         --         --         --
Dividends ....................       --      411,158     582,722     246,529    482,225    301,167     91,488     62,265     47,617
Net gain (loss) on investments (2,737,139)      --     2,345,472   2,634,169       --      346,463    167,021    305,483    155,861
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Net investment income (loss) . (2,737,139)   411,158   2,928,194   2,880,698    482,225    647,630    258,509    367,748    203,478
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Total additions ..............    616,500  1,207,891   4,476,074   4,637,698  1,279,434  1,223,908    690,305  1,000,097    760,040
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

DISTRIBUTIONS ................  1,376,452    726,950     772,738     932,949  1,055,006    655,953     83,794    112,181    241,159

ADMINISTRATIVE EXPENSES ......     22,726      6,681      11,685      11,077      9,782      4,655      2,145      2,505      2,549
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

Total deductions .............  1,399,178    733,631     784,423     944,026  1,064,788    660,608     85,939    114,686    243,708
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------


TRANSFER FROM (TO) OTHER FUNDS  2,170,778   (623,028)   (691,728)   (233,616)  (707,591)  (170,799)   (78,810)    73,205   (116,211)
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

NET INCREASE (DECREASE) ......  1,388,100   (148,768)  2,999,923   3,460,056   (492,945)   392,501    525,556    958,616    400,121

NET ASSETS AVAILABLE FOR
BENEFITS, BEGINNING OF YEAR .. 13,283,144  6,744,774   8,837,496   7,461,045  8,495,183  3,782,328    848,471    675,377  1,443,431
                              ----------- ---------- ----------- ----------- ---------- ---------- ---------- ---------- ----------

NET ASSETS AVAILABLE FOR
BENEFITS, END OF YEAR ........$14,671,244 $6,596,006 $11,837,419 $10,921,101 $8,002,238 $4,174,829 $1,374,027 $1,633,993 $1,843,552
                              =========== ========== =========== =========== ========== ========== ========== ========== ==========

See notes to financial statements.

PART 2 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH

                                                       Loan
                                                       Fund               Total
                                                   -----------       -----------

CONTRIBUTIONS:
Employees ..................................       $      --         $ 6,326,187
Employer ...................................              --           2,351,509
Other ......................................              --           1,771,750
                                                   -----------       -----------

Net contributions ..........................              --          10,449,446
                                                   -----------       -----------

INVESTMENT INCOME:
Interest ...................................           130,638           130,638
Dividends ..................................              --           2,225,171
Net gain (loss) on investments .............              --           3,217,330
                                                   -----------       -----------

Net investment income (loss) ...............           130,638         5,573,139
                                                   -----------       -----------

Total additions ............................           130,638        16,022,585
                                                   -----------       -----------

DISTRIBUTIONS ..............................           118,874         6,076,056

ADMINISTRATIVE EXPENSES ....................              --              73,805
                                                   -----------       -----------

Total deductions ...........................           118,874         6,149,861
                                                   -----------       -----------


TRANSFER FROM (TO) OTHER FUNDS .............           377,800              --
                                                   -----------       -----------

NET INCREASE (DECREASE) ....................           389,564         9,872,724

NET ASSETS AVAILABLE FOR
BENEFITS, BEGINNING OF YEAR ................         1,318,416        52,889,665
                                                   -----------       -----------

NET ASSETS AVAILABLE FOR
BENEFITS, END OF YEAR ......................       $ 1,707,980       $62,762,389
                                                   ===========       ===========


See notes to financial statements.



GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS, WITH SUPPLEMENTAL
FUND INFORMATION
YEAR ENDED DECEMBER 31, 1994
- --------------------------------------------------------------------------------
PART 1 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH



                                 General
                                Instrument  Vanguard                Vanguard                                   Vanguard   Vanguard
                               Corporation Investment                 Index      VMMR -     VFISF -    Vanguard   U.S. International
                                  Common    Contract  Wellington   Trust - 500   Federal     GNMA        STAR    Growth    Growth
                                Stock Fund   Trust        Fund      Portfolio   Portfolio  Portfolio     Fund  Portfolio  Portfolio
                               ----------- ----------  ----------  ----------  ----------  ----------  -------- -------- ----------

CONTRIBUTIONS:
Employees .................... $   465,481 $  466,853  $1,141,993  $1,116,913  $  633,674  $  510,237  $240,681 $176,950 $  271,715
Employer .....................   1,899,584       --          --          --          --          --        --       --         --
Other ........................     188,615    160,754     306,219     119,305     226,476      76,700   136,757  109,904    143,119
                               ----------- ----------  ----------  ----------  ----------  ----------  -------- -------- ----------
Net contributions ............   2,553,680    627,607   1,448,212   1,236,218     860,150     586,937   377,438  286,854    414,834
                               ----------- ----------  ----------  ----------  ----------  ----------  -------- -------- ----------


INVESTMENT INCOME:
Interest .....................        --      371,414        --          --          --          --        --       --         --
Dividends ....................        --         --       391,820     225,278     337,729     263,105    45,276    7,630     18,585
Net gain (loss) on investments     986,641       --      (435,739)   (148,866)       --      (306,746)  (48,694)   9,767    (25,411)
                               ----------- ----------  ----------  ----------  ----------  ----------  -------- -------- ----------

Net investment income (loss) .     986,641    371,414     (43,919)     76,412     337,729     (43,641)   (3,418)  17,397     (6,826)
                               ----------- ----------  ----------  ----------  ----------  ----------  -------- -------- ----------

Total additions ..............   3,540,321    999,021   1,404,293   1,312,630   1,197,879     543,296   374,020  304,251    408,008
                               ----------- ----------  ----------  ----------  ----------  ----------  -------- -------- ----------

DISTRIBUTIONS ................     688,330    649,169     693,799     519,198   1,000,767     364,139    69,819   10,017     48,904

ADMINISTRATIVE EXPENSES ......      21,309      6,233      10,095       9,421      17,941       4,940     2,163    1,617      2,105
                               ----------- ----------  ----------  ----------  ----------  ----------  -------- -------- ----------

Total deductions .............     709,639    655,402     703,894     528,619   1,018,708     369,079    71,982   11,634     51,009
                               ----------- ----------  ----------  ----------  ----------  ----------  -------- -------- ----------

TRANSFER (TO) FROM
OTHER FUNDS ..................     598,626    (29,617)   (353,410)    (65,274)   (311,306)   (717,639)   13,004   95,834    349,821
                               ----------- ----------  ----------  ----------  ----------  ----------  -------- -------- ----------

NET INCREASE (DECREASE) ......   3,429,308    314,002     346,989     718,737    (132,135)   (543,422)  315,042  388,451    706,820

NET ASSETS AVAILABLE FOR
BENEFITS, BEGINNING OF YEAR ..   9,853,836  6,430,772   8,490,507   6,742,308   8,627,318   4,325,750   533,429  286,926    736,611
                               ----------- ----------  ----------  ----------  ----------  ----------  -------- -------- ----------

NET ASSETS AVAILABLE FOR
BENEFITS, END OF YEAR ........ $13,283,144 $6,744,774  $8,837,496  $7,461,045  $8,495,183  $3,782,328  $848,471 $675,377 $1,443,431
                               =========== ==========  ==========  ==========  ==========  ==========  ======== ======== ==========

See notes to financial statements.

PART 2 OF 2 DUE TO TABLE EXCEEDING MAXIMIUM WIDTH

                                                       Loan
                                                       Fund              Total
                                                   -----------       -----------

CONTRIBUTIONS:
Employees ..................................       $      --         $ 5,024,497
Employer ...................................              --           1,899,584
Other ......................................              --           1,467,849
                                                   -----------       -----------

Net contributions ..........................              --           8,391,930
                                                   -----------       -----------

INVESTMENT INCOME:
Interest ...................................            84,580           455,994
Dividends ..................................              --           1,289,423
Net gain (loss) on investments .............              --              30,952
                                                   -----------       -----------

Net investment income (loss) ...............            84,580         1,776,369
                                                   -----------       -----------

Total additions ............................            84,580        10,168,299
                                                   -----------       -----------

DISTRIBUTIONS ..............................            94,944         4,139,086

ADMINISTRATIVE EXPENSES ....................              --              75,824
                                                   -----------       -----------

Total deductions ...........................            94,944         4,214,910
                                                   -----------       -----------

TRANSFER FROM (TO) OTHER FUNDS .............           419,961              --
                                                   -----------       -----------

NET INCREASE (DECREASE) ....................           409,597         5,953,389

NET ASSETS AVAILABLE FOR
BENEFITS, BEGINNING OF YEAR ................           908,819        46,936,276
                                                   -----------       -----------

NET ASSETS AVAILABLE FOR
BENEFITS, END OF YEAR ......................       $ 1,318,416       $52,889,665
                                                   ===========       ===========


See notes to financial statements.


GENERAL INSTRUMENT CORPORATION SAVINGS PLAN


NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------------


1.    DESCRIPTION OF THE PLAN

     a. General - The General Instrument Corporation Savings Plan (the "Plan"), is an employee contributory program to encourage long-term savings by eligible employees of General Instrument Corporation of Delaware and subsidiaries (the "Company") through a systematic program of salary deductions. The Company is a subsidiary of General Instrument Corporation, a holding company whose stock is traded on the New York Stock Exchange. The employee may elect to have compensation reduced by, and authorize the Company to contribute to the Plan on his or her behalf, a Matched Participant Contribution of 1%, 2%, 3%, 4%, 5% or 6% of compensation for each payroll period. Effective January 1, 1994, the maximum Matched Participant
            Contribution percentage increased from 4% to 6%. Compensation represents the participant's base salary or wages, without reduction for his or her Matched or Unmatched Participant Contributions to the Plan and Internal Revenue Code Section 125 contributions for health care coverage, and excluding any other form of additional compensation such as overtime pay, commissions, bonuses or incentive compensation, which are additions to the employee's yearly base salary. Each month, the Company contributes to the Plan, on behalf of the employee, a Matching Employer Contribution equal to 50% of the employee's Matched Participant Contribution. In addition, an employee who has elected a Matched Participant Contribution rate of 6% may elect to further reduce compensation, and authorize the Company to contribute to the Plan on his or her behalf, an Unmatched Participant Contribution of 1%, 2%, 3% or 4% of the employee's compensation for each payroll period. The combined contribution limitation for employee and employer contributions is the lesser of 25% of compensation or $30,000.

            An employee may also contribute to the Plan a Rollover Amount or Trust to Trust Amount, provided the Administrative Committee of the Plan is satisfied that the amount to be rolled over to the Plan constitutes a Rollover Amount or Trust to Trust Amount under federal tax regulations. Such contributions are classified as "other" in the statements of changes in net assets available for benefits.

     b. Eligibility - All persons employed by the Company (including officers and directors who are employees and excluding leased employees) became eligible to participate in the Plan as of January 1, 1991 or at any time thereafter without satisfying any minimum period of qualifying employment. All persons who were employed by the Company after January 1, 1991 became eligible to participate in the Plan on the date of hire.

            Employees subject to collective bargaining agreements which do not provide for participation of such employees in the Plan are not eligible to participate in the Plan.

     c. Vesting - A participant's interest in his or her Participant Contributions Account and any Rollover Account or Trust to Trust Account (including all earnings on contributions to such accounts) are immediately and fully vested at all times and not subject to forfeiture. Effective January 1, 1993, a participant's interest in his or her Employer Contributions Account (including all earnings on such account) will be 50% vested upon commencing employment, 75% vested upon completing one year of employment, and 100% vested upon completing two years of employment. Such years of employment need not be consecutive.

            Notwithstanding the foregoing, a participant becomes fully vested in his or her Employer Contributions Account upon the earlier of: (i) obtaining normal retirement date; (ii) total disability or (iii) termination of employment by way of death. A participant will also be fully vested in the event of a liquidation or dissolution of the Company, or upon termination of the Plan.

     d. Conditions of Distribution and Withdrawal - Distributions under the Plan may be made upon a participant's death, total disability, retirement or other termination of employment. A participant who has not reached age 65 upon termination of employment may defer payment of his or her distribution (unless such distribution would be $3,500 or less) until any time up to age 70 1/2.

            Prior to termination of employment, the participant may make withdrawals from his or her accounts in the following sequence:

            (i) All or a portion of the balance in the Rollover Account or Trust to Trust Account (subject to certain limitations), including investment income thereon.

            (ii) All or a portion of the vested Employer Contributions Account, including investment income thereon earned before January 1, 1991 (subject to certain limitations).

            (iii) When the  Participant  attains age 59 1/2, all or a portion of the vested Employer Contribution Account, the Matched Participant Contribution Account and the Unmatched Participant Contribution Account.

                  In the case of hardship, the Participant may withdraw all or a portion of his or her vested Employer Contribution Account and his Matched Participant Contribution Account and Unmatched Participant Contribution Account, excluding investment income thereon earned after December 31, 1988. The Plan Administrator has sole discretion to approve the amount needed to be withdrawn from the Participant Contribution Account to alleviate the immediate hardship.

            Withdrawals prior to termination of employment are subject to the following conditions: (i) no more than one request for a withdrawal may be made during any six-month period, except in the case of a financial hardship withdrawal; (ii) a participant may not make a withdrawal until he or she has been a participant for six consecutive months; and (iii) the amount withdrawn shall not be less than $200 or the amount of the participant's vested accrued benefit.

            Effective January 1, 1987, the Tax Reform Act of 1986 imposed an additional 10% tax on the amount of any distribution from the Plan made to or in respect of a participant before the participant attains age 59 1/2 except: (i) any portion of the distribution which was rolled over to a qualified successor benefit plan; and (ii) if the distribution is on account of death, disability or retirement (after age 55).

            Upon withdrawal from the Plan or after termination of employment, the non-vested portion of a participant's account will be forfeited. The forfeiture may be used to reduce future employer contributions. Forfeited non-vested accounts totaled $24,053 and $29,835 as of December 31, 1995 and 1994, respectively.

     e. Loans - A participant is eligible to receive loans under the Plan without a required period of prior participation in the Plan. A participant may not have more than one loan from the Plan outstanding at any one time.

            The amount of a loan may not exceed the following amount:

            (i) The lesser of 50% of the vested value of the participant's accounts or $50,000.

            (ii) Notwithstanding anything in (i) to the contrary, no loan shall be made in a principal amount of less than $1,000 and the principal amount must be in increments of $100.

            Interest is paid on the outstanding principal amount of each loan at a fixed per annum rate equal to the prime lending rate as published in the Wall Street Journal on the last business day of each month plus 1 1/2%. This rate applies during the full term of the loan and is not modified. Interest paid by a participant is credited to his or her applicable account.

            The term of the loan is fixed by the Administrative Committee at the time the loan is made and may not be extended. All loans are for a minimum term of one year and are in one year increments. Any loan which is to be used to acquire a dwelling unit which within a reasonable time is to be used as the principal residence of the borrowing participant (a "residence loan") must be repaid within the earlier of fifteen years or disposition of such principal residence. Any other loan will be treated as a "nonresidence loan" and must be repaid within a maximum of five years. A participant may repay all (but not part) of any loan at any time without penalty by payment of the outstanding principal amount thereof, plus unpaid accrued interest to the date of repayment.

            Regardless of its original maturity, the outstanding principal amount of any loan and accrued interest thereon becomes immediately due and payable sixty days following the date a participant's employment with the Company terminates for any reason whatsoever.

            A loan, including interest thereon, is repaid by payroll deductions under a fixed schedule which provides for interest and amortization of principal in substantially level payments over the term of the loan. As collateral for repayment of each loan made to a participant, such participant must pledge 50% of his or her vested accrued benefit and such additional collateral as the Plan administrator may require.

     f. Investment Funds - State Street Bank and Trust Company ("State Street") is the "Trustee" of the Plan. Vanguard Fiduciary Trust Company ("Vanguard") is the "Investment Manager" and recordkeeper of the Plan.

            Subsequent to the initial public offering of 22 million shares of General Instrument Corporation common stock, effective June 17, 1992, all matching employer contributions and earnings thereon, have been invested solely in the General Instrument Corporation Common Stock Fund. In May 1993, the General Instrument Corporation Common Stock Fund was also established as an investment option for participants. A participant may elect to invest all Participant Contributions, Rollover Amounts or Trust to Trust amounts in one or any combination of the funds described below, in whole multiples of 5% of the aggregate amount of such contributions. A participant may elect to transfer once each day all or any part of the aggregate value in his or her accounts or his or her interest in one or more investment fund or funds subject to rules restricting transfers related to the Vanguard Investment Contract Trust. The descriptions of the investments have been obtained from the various fund prospectuses:

                  General Instrument Corporation Common Stock Fund - Consists of General Instrument Corporation common stock and temporary cash investments (469,559 and 331,138 units held at December 31, 1995 and 1994, respectively).

                  Vanguard Investment Contract Trust (Common/Collective  Trusts)
                  - Consisting of one or more guaranteed investment contracts issued by insurance companies and banks.

                  Wellington Fund (Registered Investment Company) - Consisting of a portfolio of approximately 65% in common stocks and 35% in fixed income securities (including corporate and government bonds and money market instruments).

                  Vanguard Index Trust - 500 Portfolio (Registered Investment Company) - Consisting of a portfolio of the five-hundred stocks in the Standard & Poor's 500 Composite Stock Price Index, each individual stock being weighted relative to its total market value and parallel to its representation in the Index.

                  VMMR - Federal Portfolio (Registered Investment Company) - Consisting of a portfolio of securities issued by the U.S. Treasury and agencies of the U.S. Government with maturities of one year or less.

                  VFISF - GNMA Portfolio (Registered Investment Company) - Consisting of a portfolio of fixed income securities guaranteed by the U.S. Government and approximately 80% of which is normally invested in Government National Mortgage Association ("GNMA") certificates, the balance being invested in temporary cash investments.

                  Vanguard STAR Fund (Registered Investment Company) - Comprised of a portfolio investing 60-70% of its assets in seven
                  Vanguard  equity  funds  and  approximately  30-40%  in  three
                  Vanguard fixed income funds. At December 31, 1995, the percentage of STAR Fund investments in equity and fixed income funds was 62% and 38%, respectively.

                  Vanguard U.S. Growth Portfolio (Registered Investment Company)
                  - Consisting of a portfolio investing primarily in common stock of United States corporations with above average growth potential.

                  Vanguard International Growth Portfolio (Registered Investment Company) - Consisting of a portfolio of equity securities of corporations located outside the United States.

                  Loan Fund - A separate loan fund has been established to account for loans made from each specified fund. As periodic principal and interest payments become due, they are reallocated to the specific funds from which the loan originated.

     g.     Income  Tax  Status - The Plan is  intended  to be  qualified  under
            Section 401(a) of the Internal Revenue Code of 1986 (the "Code") and is intended to be exempt from taxation under Section 501(a) of the Code. The Plan received a favorable IRS determination letter dated June 19, 1995, conditioned on the adoption of certain proposed amendments. Such amendments were adopted by the Company, and the Plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code and the related trust was tax-exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan's financial statements.

     h. Plan Termination - While the Company has not expressed any intent to terminate the Plan, it may do so at anytime.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Investments - Investments are stated at fair or market values. The market value of General Instrument Corporation common stock is based on the closing price as quoted on the New York Stock Exchange. The investments in shares of the Vanguard funds are valued at the redemption prices established by the Investment Manager, based upon its determination of the market value of the underlying investments.

     b. Administrative Expenses - The Plan provides that all expenses shall be paid by the Plan unless the Company, at its sole discretion, elects to pay such expenses without reimbursement. During the years ended December 31, 1995 and 1994, the Company elected to pay $66,480 and $53,913, respectively, of Plan expenses without reimbursement.

     c. Other - All security transactions are recorded on a trade date basis. Net gains and losses on the disposal of investments in each fund are computed using the average cost method based on the beginning market value as carried forward from the end of the prior plan year. Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

     d. Benefit Claims - As prescribed by the American Institute of Certified Public Accountants' Audit and Accounting Guide, "Audits of Employee Benefit Plans," benefits payments are recognized as reductions of Plan assets upon disbursement. Benefits payable to terminated employees who had elected to withdraw from the Plan as of December 31, 1995 and 1994 were $10,401 and $251,440, respectively.

     e.     Reclassifications   -  Certain   amounts  in  prior  year  financial
            statements have been reclassified to conform with the current year presentation.

3.    INVESTMENTS

      Investments held by the Trustee and Investment Manager at December 31, 1995 were as follows:

                 Name of                                        Number of                                                Fair Value
               Issuer and                                       Shares or         Historical              Fair            Per Share
            Title of Issues                                       Units              Cost                Value             or Unit

General Instrument Corporation
  Common Stock Fund ...................................           469,559         $12,598,047         $14,363,809         $   30.59
Vanguard:
  Investment Contract Trust ...........................         6,551,207           6,551,207           6,551,207              1.00
  Wellington Fund .....................................           479,909           9,405,854          11,724,173             24.43
  Index Trust - 500 Portfolio .........................           187,215           7,822,900          10,783,610             57.60
  VMMR - Federal Portfolio ............................         7,948,955           7,984,955           7,948,955              1.00
  VFISF - GNMA Portfolio ..............................           396,827           3,974,875           4,138,902             10.43
  STAR Fund ...........................................            89,459           1,242,340           1,343,678             15.02
  U.S. Growth Portfolio ...............................            77,944           1,342,318           1,586,152             20.35
  International Growth Portfolio ......................           120,026           1,645,207           1,802,793             15.02


      Investments held by the Trustee and Investment Manager at December 31, 1994 were as follows:




                  Name of                                     Number of                                                  Fair Value
                Issuer and                                    Shares or         Historical              Fair              Per Share
              Title of Issues                                    Units              Cost                Value              or Unit

General Instrument Corporation
  Common Stock Fund ................................            331,138          $7,407,880          $13,036,895          $   39.37
Vanguard:
  Investment Contract Trust ........................          6,697,621           6,697,621            6,697,621               1.00
  Wellington Fund ..................................            450,098           8,448,926            8,727,391              19.39
  Index Trust - 500 Portfolio ......................            171,059           6,593,154            7,350,425              42.97
  VMMR - Federal Portfolio .........................          8,435,460           8,435,460            8,435,460               1.00
  VFISF - GNMA Portfolio ...........................            390,425           3,896,385            3,740,274               9.58
  STAR Fund ........................................             65,673             879,421              827,482              12.60
  U.S. Growth Portfolio ............................             42,821             639,669              656,447              15.33
  International Growth Portfolio ...................            105,304           1,354,867            1,414,238              13.43




                             SUPPLEMENTAL SCHEDULES


GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
AS OF DECEMBER 31, 1995
- --------------------------------------------------------------------------------


                                                    Description                Number of
              Name of Issuer                            of                     Shares or                               Current
            and Title of Issue                      Investment                   Units               Cost               Value

General Instrument Corporation           Common Stock and
  Common Stock Fund                        Temporary Cash
                                           Investments                                469,559       $  12,598,047      $  14,363,809

Vanguard:
  Investment Contract Trust              Common/Collective
                                           Trust                                    6,551,207           6,551,207          6,551,207

  Wellington Fund                        Shares of Registered
                                           Investment Company                         479,909           9,405,854         11,724,173

  Index Trust - 500 Portfolio            Shares of Registered
                                           Investment Company                         187,215           7,822,900         10,783,610

  VMMR - Federal Portfolio               Shares of Registered
                                           Investment Company                       7,948,955           7,948,955          7,948,955

  VFISF - GNMA Portfolio                 Shares of Registered
                                           Investment Company                         396,827           3,974,875          4,138,902

  STAR Fund                              Shares of Registered
                                           Investment Company                          89,459           1,242,340          1,343,678

  U.S. Growth Portfolio                  Shares of Registered
                                           Investment Company                          77,944           1,342,318          1,586,152

  International Growth                   Shares of Registered
    Portfolio                              Investment Company                         120,026           1,645,207          1,802,793

                                                    Description
               Description                          of Maturity

Plan participant loans                   Through 12/31/00
  other than mortgages,                    7.5% - 11.5%
  at various rates of interest                                                                          1,707,980          1,707,980
                                                                                                        ---------          ---------

TOTAL ASSETS HELD
  FOR INVESTMENT
  PURPOSES                                                                                          $  54,239,683      $  61,951,259
                                                                                                    =============      =============



GENERAL INSTRUMENT CORPORATION SAVINGS PLAN

ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 1995
- --------------------------------------------------------------------------------


                                                          Number        Purchase        Number
                                                            of          Price or          of             Selling          Realized
             Investment                                 Purchases     Contribution       Sales            Price             Gain

General Instrument Corporation
  Common Stock Fund ...............................         147         $9,505,899         135         $5,439,246         $1,126,114

Vanguard:
  Investment Contract Trust .......................         119          1,596,804          98          1,740,078               --

  Wellington Fund .................................         112          2,832,224         122          2,189,740            305,618

  Index Trust - 500 Portfolio .....................         136          3,021,022         109          2,221,261            430,730

  VMMR - Federal Portfolio ........................         170          3,963,608         142          4,451,431               --

  VFISF - GNMA Portfolio ..........................         118          1,645,913          98          1,593,128             26,324

  STAR Portfolio ..................................          52            644,852          65            295,677             13,745

  US Growth Portfolio .............................         103          1,119,768          58            495,546             78,427

  International Growth ............................          83            995,323          78            762,628             57,646


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-60498, 33-61820, 33-50911, 33-52189, 33-54923, 33-55595 and 33-57737 of
General Instrument Corporation on Forms S-8 of our report dated June 19, 1996 appearing in and incorporated by reference in this Annual Report on Form 11-K of General Instrument Corporation Savings Plan for the year ended December 31, 1995.


/s/ Deloitte & Touche LLP
- -------------------------
Deloitte & Touche LLP

June 26, 1996